Exhibit 10.5
THIRD AMENDMENT TO THE
ITRON, INC. EXECUTIVE DEFERRED COMPENSATION PLAN
As Amended and Restated Effective January 1, 2012
WHEREAS, Itron, Inc. (the “Company”) has adopted, and currently maintains, the Itron, Inc. Executive Deferred
Compensation Plan (the “Plan”), pursuant to which a select group of management and highly compensated employees may defer compensation and equity compensation awards; and
WHEREAS, effective as of January 1, 2012, the Plan permits non-employee members of the Company’s Board of Directors (the “Board”) to defer directors fees and equity compensation awards; and
WHEREAS, as the terms of the Plan are designed to satisfy the tax requirements of the U.S. but not other jurisdictions, only U.S.-based non-employee members of the Board presently participate in the Plan.
WHEREAS, the Compensation Committee of the Board (the “Compensation Committee”), pursuant to its authority under the Plan, has amended the Plan to authorize the adoption of addenda setting forth terms and conditions that shall apply to participants located outside of the United States to facilitate compliance with local applicable legal requirements and/or to accommodate local tax considerations for the participants,
WHEREAS, the Compensation Committee, pursuant to its authority under the Plan and the amendment contemplated pursuant to the foregoing recital, has adopted an addendum to the Plan to permit non-employee members of the Board residing in Canada to participate in the Plan in accordance with the terms set forth therein (the “Canada Addendum”).
WHEREAS, the Compensation Committee has authorized the Company to document the amendments to the Plan contemplated in the foregoing recital; and
WHEREAS, the Company desires to document the amendments to the Plan contemplated in the foregoing recitals.
NOW, THEREFORE, the Plan is amended as follows, as of May 8, 2024:
Non-U.S. Participants
1.    Section 12.12 is added to read as follows:
“The Plan shall be subject to any special terms and conditions set forth in any addendum to the Plan. Moreover, if a Participant relocates to one of the countries included in an addendum, the terms and conditions for such country shall apply to the Participant, to the extent the Administrator determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal, tax or administrative reasons. Any addendum shall constitute part of the Plan.”
Canada Addendum
1.Pursuant to Section 12.12 of the Plan, the Canada Addendum that is attached hereto as Attachment A shall be made an addendum to the Plan.
Except as amended above, the provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment to be executed as of the 8th day of May 2024.

ITRON, INC.

By: /s/ Christopher E. Ware
Name: Christopher E. Ware
Title:     Senior Vice President, General Counsel &
    Corporate Secretary

Attachment A
ADDENDUM to the
Itron, Inc.
Executive Deferred Compensation Plan
As Amended and Restated Effective January 1, 2012
(Addendum Dated as of May 8, 2024)

For Eligible Directors in Canada
In addition to the terms and conditions of the Plan, as may be amended from time to time, to the extent the Eligible Director resides and is employed or provides service primarily in Canada, or to the extent the Administrator determines, or as otherwise set out herein, any deferral of compensation shall be subject to the following additional terms and conditions as set forth in this addendum, as may be amended from time to time, unless otherwise determined by the Administrator, (the “Canada Addendum”). Capitalized terms used in this Canada Addendum but not defined herein shall have the same meaning as assigned to such terms in the Plan. If there is an inconsistency between this Canada Addendum and the Plan, the applicable terms of this Canada Addendum shall prevail.

4.1 Salary Deferrals. Section 4.1 of the Plan shall be deleted in its entirety and of no further force or effect.

4.2 Bonus Deferrals. Section 4.2 of the Plan shall be deleted in its entirety and of no further force or effect.

4.3 Director Fees Deferrals. The following provision replaces Section 4.3 of the Plan:
Effective for Directors Fees payable in the form of shares of common stock of the Company that are earned on or after January 1, 2024 (the “Equity Director Fees”), an Eligible Director may elect to defer receipt of up to one hundred percent (100%) of any Equity Director Fees that he or she anticipates receiving. Such election shall be made by filing a Deferral Agreement with the Company in the manner and by the time specified by the Administrator; provided, however, that such Deferral Agreement must be filed with the Company prior to the first day of the first calendar year for which it is to be effective and shall become irrevocable with respect to a calendar year on the last day of the calendar year immediately preceding such calendar year (or such earlier date as the Administrator may prescribe). Notwithstanding the foregoing, (i) an Eligible Director who was eligible to participate in the Plan as of the date this Canada Addendum became effective may elect to defer Equity Director Fees that have not yet been earned in calendar year 2024 and for which the service period has not yet commenced (as of the date his or her Deferral Agreement is filed with the Company) prior to the date the service period corresponding to the Director Fees commences, and (ii) an Eligible Director who first becomes eligible to participate in the Plan during a calendar year may elect to defer Equity Director Fees that have not yet been earned in that calendar year and for which the service period has not yet commenced (as of the date his or her Deferral Agreement is filed with the Company) within thirty (30) days after becoming eligible to participate in the Plan. For the avoidance of doubt, an Eligible Director may not elect to defer any Director Fees that are payable in cash.

8.1 Timing of Distribution. The following provision replaces Section 8.1 of the Plan:

With respect to deferrals made by Director-Participants, and except as provided otherwise in this Article VIII, a Participant’s Account shall commence to be distributed to the Participant within ninety (90) days after the Participant’s Termination and shall be distributed to the Participant no later than the end of the first calendar year commencing after the Participant’s Termination.

8.2 Form of Distribution. Section 8.2 of the Plan shall be deleted in its entirety and of no further force or effect.

8.3 Unforeseeable Emergency. Section 8.3 of the Plan shall be deleted in its entirety and of no further force or effect.

8.6 Distribution of Small Account Balances. Section 8.6 of the Plan shall be deleted in its entirety and of no further force or effect.

8.8 Delay Due to Non-Deductibility under Section 162(m). Section 8.8 of the Plan shall be deleted in its entirety and of no further force or effect.

8.9 Distribution in Event of Taxation. Section 8.9 of the Plan shall be deleted in its entirety and of no further force or effect.